Exhibit 7.02


                                Voting Agreement

     This Agreement is entered into as of July 6, 2007 by Stericycle, Inc., a Delaware corporation ("Parent"), TMW Acquisition Corporation, a Texas corporation and wholly-owned subsidiary of Parent ("MergerSub"), and the holders of common stock of MedSolutions, Inc., a Texas corporation (the "Company"), signatory hereto (each, a "Shareholder," and collectively, the "Shareholders").

                                   Background:

     A. Each Shareholder is a significant shareholder of the Company. The number of shares of the Company's common stock, par value $.001 per share ("Company Common Stock"), that each Shareholder owns (the Shareholder's "Shares"), and the percentage that the Shareholder's Shares represent of the Company's issued and outstanding shares of Company Common Stock as of July 6, 2007, are shown opposite the Shareholder's name on the attached Exhibit A.

     B. Concurrently with the execution of this Agreement, Parent, MergerSub and the Company have entered into an Agreement and Plan of Merger, dated July 6, 2007 (the "Merger Agreement"), pursuant to which Parent will acquire all of the Company's outstanding capital stock for cash and promissory notes through a reverse subsidiary merger of MergerSub with and into the Company (the "Merger").

     C. The Company's board of directors, on the basis of the unanimous recommendation of its Special Committee, has unanimously resolved to recommend that Company's shareholders approve the Merger Agreement and the consummation of the Merger.

     D. Parent and MergerSub would not have entered into the Merger Agreement without the voting and other assurances provided by the Shareholders in this Agreement.

     E. Each Shareholder will receive substantial direct and indirect benefits from the consummation of the Merger, pursuant to which each share of Company Common Stock will be converted into the right to receive the Merger Consideration.

     Now, therefore, in consideration of their mutual promises, and intending to be legally bound, the parties agree as follows:

     1. Definitions

     Capitalized   terms  used  in  this  Agreement   (including  the  preceding
background paragraphs) without being defined have the same meanings that they have in the Merger Agreement.

     2. Voting

     Each Shareholder agrees that, during the term of this Agreement:


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          (a)  the  Shareholder  shall vote all of the  Shareholder's  Shares in favor of the Merger Agreement and the Merger at the Shareholders Meeting and at any adjournment of the meeting; and

          (b) the Shareholder shall not enter into any voting agreement in respect of the Shareholder's Shares or give any Person a proxy or power of attorney in respect of the Shareholder's Shares in conflict with or inconsistent with the Shareholder's obligations under this Agreement.

     3. Transfers

     During the term of this Agreement, the Shareholder shall not sell, transfer or otherwise encumber ("Transfer") ownership or control of any of the Shareholder's Shares otherwise than in accordance with the terms of the Merger unless the Shareholder first provides Notice to Parent and MergerSub of the proposed Transfer and delivers to Parent and MergerSub, prior to or concurrently with the proposed Transfer and in form acceptable to Parent and MergerSub, the written agreement of the proposed transferee to be bound by the terms of this Agreement in respect of the Shares transferred.

     4. Term

     This Agreement shall terminate on the first of the following times or events to occur:

          (a)  the Effective Time; or

          (b)  the termination of the Merger Agreement pursuant to Sections 9.1,
               9.2 or 9.3 of the Merger Agreement.

     Upon the termination of this Agreement, all of the Shareholders' respective obligations under this Agreement shall terminate.

     5. Specific Performance

     If for any reason a Shareholder fails to perform any of the Shareholder's obligations under this Agreement, Parent and MergerSub shall be entitled, as their sole remedy for the Shareholder's failure, to specific performance and injunctive relief, without the necessity of posting any bond or other security.

     6. Notices

     All notices and other communications under this Agreement ("Notices") shall be in writing and sent by certified or registered mail, overnight messenger service, personal delivery or facsimile as follows:

          (a)  if to the Company, to:

                                       2
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                             MedSolutions, Inc.
                             12750 Merit Drive
                             Park Central VII, Suite 770
                             Dallas, Texas 75251
                             Attention:  Mr. Matthew H. Fleeger
                                         President and Chief Executive Officer
                             Fax:  (972) 776-8767

          with a required copy to:

                             Block & Garden, LLP
                             12750 Merit Drive
                             Park Central VII, Suite 770
                             Dallas Texas 75251
                             Attention:     Mr. Steven R. Block
                             Fax:     (214) 866-0991

          (b)  if to Parent or MergerSub, to:

                             Stericycle, Inc.
                             21861 North Keith Drive
                             Lake Forest, Illinois 60045
                             Attention:    Mr. Frank ten Brink
                                           Executive Vice President
                                            and Chief Financial Officer
                             Fax:     (847) 367-9462

          with a required copy to:

                             Johnson and Colmar
                             300 South Wacker Drive
                             Suite 1000
                             Chicago, Illinois 60606
                             Attention:  Mr. Michael Bonn
                             Fax:  (312) 922-9283

     Notices sent by certified or registered mail shall be considered to have been given three business days after being deposited in the mail. All Notices sent by overnight courier service, personal delivery or facsimile shall be considered to have been given when actually received by the intended recipient. A party may change his or its address for purposes of this Agreement by Notice in accordance with this Paragraph 6.

     7. Shares

     A Shareholder's Shares shall be considered to include all shares of Company Common Stock that the Shareholder may acquire after the date of this Agreement by any means.

                                       3

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     8. No Ownership Rights

     Nothing in this Voting Agreement shall be considered to vest in Parent or MergerSub any direct or indirect ownership or incidence of ownership of any of the Shareholders' Shares.

     9. Counterparts

     This Agreement may be executed in two or more counterparts, each of which shall be considered an original copy of this Agreement and all of which, when taken together, shall be considered to constitute one and the same agreement.

     10. Governing Law

     This Agreement shall be governed by the Laws of the State of Texas without regard to conflicts of laws principles.

     11. Binding Effect

     This Agreement shall apply to, be binding on and inure to the benefit of parties and their respective heirs, legal representatives, successors and permitted assigns.

     12. Irrevocable Proxy

     Each Shareholder, for consideration received, hereby appoints Mark C. Miller and Frank J.M. ten Brink and each of them as such Shareholder's proxies, with full power of substitution in each of them, to cast on his or its behalf all votes entitled to be cast by the Shareholder in respect of the Shareholder's Shares at the Shareholders Meeting, and at any adjournment of the meeting, "For" approval and adoption of the Merger Agreement and the Merger. This proxy is coupled with an interest and is irrevocable until such time as this Agreement terminates in accordance with its terms.


                                       4

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     In witness, the parties have executed this Agreement.

                         Stericycle, Inc.

                         By    /s/ Frank J.M. ten Brink
                               ---------------------------------
                                   Frank J.M. ten Brink
                                   Executive Vice President
                                    and Chief Financial Officer

                         TMW Acquisition Corporation

                         By    /s/ Frank J.M. ten Brink
                               ---------------------------------
                                   Frank J.M. ten Brink
                                   Vice President


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                       Form of Shareholder Signature Page


                               SHAREHOLDER:

                               --------------------------------------------


                               By:
                                  -----------------------------------------
                               Name:
                                    ---------------------------------------
                               Title:
                                     --------------------------------------


                               Number of Shareholder Shares: ________



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